Exhibit 99.1

                   SUREWEST DECLARES QUARTERLY CASH DIVIDEND

    ROSEVILLE, Calif., May 9 /PRNewswire-FirstCall/ -- Leading independent telecommunications holding company SureWest Communications (Nasdaq: SURW) announced that its board of directors declared a regular, quarterly cash dividend of $0.25 per share, payable June 15, 2006, to shareholders of record at the close of business on May 31, 2006. This represents the 211th consecutive quarterly dividend declared by the SureWest board of directors. SureWest has approximately 11,000 shareowners holding approximately 14.6 million total shares outstanding.

                           Amount      Payable Date        Record Date
    Regular Cash           $0.25       06-15-2006          05-31-2006

    About SureWest

    With more than 90 years in Northern California, SureWest and its family of companies together provide a wide variety of highly reliable advanced communications products and services. SureWest provides digital TV, fiber optics, PCS wireless, DSL, high-speed Internet access, data transport, local and long distance telephone service, and directories with the highest standards of customer care. For more information, visit the SureWest web site at www.surewest.com.

SOURCE  SureWest Communications
    -0-                             05/09/2006
    /CONTACT: Karlyn Oberg, Director of Investor Relations of SureWest Communications, +1-916-786-1799, or k.oberg@surewest.com/
    /Web site:  http://www.surewest.com/